Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-179098) on Form S-3 and (Nos. 333-139211; 333-157076; 333-206022; 333-226527) on Form S-8 of ExlService Holdings, Inc. of our report dated June 28, 2018, with respect to the consolidated balance sheets of SCIOinspire Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of ExlService Holdings, Inc. dated September 07, 2018.

/s/ KPMG

Gurugram, India
September 07, 2018